EXHIBIT 99.1

PRELIMINARY ESTIMATED FINANCIAL INFORMATION FOR

THE QUARTER ENDED SEPTEMBER 30, 2018

The Company expects revenue for the three months ended September 30, 2018 will be approximately $0.3 million.

The Company expects to record a net loss of approximately $7.2 million to $7.6 million for the three months ended September 30, 2018

As of September 30, 2018, the Company had approximately $9.1 million of cash and cash equivalents.